Exhibit 10.1

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, dated as of March 16, 2006 (the “Agreement”), by and among NOVT Corporation, a Florida corporation (formerly named Novoste Corporation) (“NOVT”), Steel Partners II, L.P., a Delaware limited partnership (“Steel”), J.L. Howard, Inc., a New York corporation, (“Howard Inc.”), Steel Partners, L.L.C., a Delaware limited liability company (“Steel LLC”), Warren G. Lichtenstein (“Lichtenstein”), Jack L. Howard (“Howard”), John Quicke (“Quicke”), James Henderson (“Henderson”), Joshua Schechter (“Schechter”), Harvey J. Bazaar (“Bazaar”), Leonard Toboroff (“Toboroff”) and “The Novoste Full Value Committee” (the “Steel Committee”) (collectively, Steel, Howard Inc., Steel LLC, Messrs. Lichtenstein, Howard, Quicke, Henderson, Schechter, Bazaar and Toboroff and the Steel Committee are referred to herein as the “Steel Parties”).

WHEREAS, Steel and affiliated entities own an aggregate of 799,337 shares (“Steel Shares”) of common stock of NOVT, par value $0.01 per share;

WHEREAS, Steel filed definitive proxy materials with the Securities and Exchange Commission (the “SEC”) in order to solicit proxies to vote at a NOVT special meeting of shareholders held on March 7, 2006 (the “March 2006 Special Meeting”) in opposition to the liquidation proposal made by the board of directors of NOVT (the “Board of Directors”) at such meeting (“the Proxy Contest”);

WHEREAS, at the March 2006 Special Meeting, NOVT’s shareholders voted to reject the liquidation proposal opposed by the Steel Parties and voted to approve other proposals supported by the Board of Directors and the Steel Parties;

WHEREAS, the Steel Parties and the Steel Committee have filed preliminary proxy solicitation materials with the SEC in order to solicit proxies to vote at a NOVT special meeting of shareholders, scheduled to be held on April 13, 2006 (the “April 2006 Special Meeting”), in order to remove the existing members of the Board of Directors and to elect to the Board of Directors a slate of nominees designated by the Steel Committee (the “Election Contest”);

WHEREAS, the parties believe that it is in the best interests of NOVT’s shareholders to enter into an agreement resolving the election of directors and certain other matters and providing for an orderly change in the composition of the Board of Directors and NOVT’s management and an orderly transition for the business and affairs of NOVT following the consummation of the sale of NOVT’s vascular brachytherapy products business to Best Vascular, Inc.; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Daniel G. Hall, J. Stephen Holmes, Charles E. Larsen, Judy Lindstrom, Alfred J. Novak, Subhash C. Sarda, Stephen I. Shapiro, Thomas D. Weldon and William E. Whitmer (collectively, Messrs. Hall, Holmes, Larsen, Novak, Sarda, Shapiro, Weldon and Whitmer and Ms. Lindstrom, are referred to herein as the “NOVT Parties”) have entered into undertaking letters relating to certain matters (the “NOVT Party Undertaking Letters”), which are attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8 and A-9, respectively;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NOVT. NOVT hereby represents, warrants and agrees that NOVT has full legal right, power and authority to execute, deliver and perform this Agreement, and consummate the matters contemplated hereby; the execution and delivery by NOVT of this Agreement, and the consummation by NOVT of the matters contemplated hereby have been duly authorized by all necessary corporate actions; and this Agreement constitutes valid, legal and binding obligations of NOVT, enforceable against NOVT in accordance with its terms. The NOVT Parties covenant and agree to use their best efforts to cause NOVT’s Annual Report on Form 10-K for the twelve months ended December 31, 2005 to be filed with the SEC on or prior to March 31, 2006 (unless a Form 12b-25 is filed with the SEC with respect thereto, in which case the Form 10-K shall be filed on or prior to April 17, 2006);

Section 2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STEEL PARTIES. Each of the Steel Parties hereby represents, warrants and agrees that each of the Steel Parties has full legal right, power and authority and, in the case of individuals, capacity, to execute, deliver and perform this Agreement, and consummate the matters contemplated hereby; the execution and delivery by the Steel Parties of this Agreement and the consummation by the Steel Parties of the matters contemplated hereby have been duly authorized by all necessary corporate or other actions; this Agreement constitutes valid, legal and binding obligations of each of the Steel Parties, enforceable against each such Steel Party in accordance with its terms.

Section 3. TERMINATION OF PROXY CONTEST; COMPOSITION OF BOARD.

3.1 On the terms and conditions set forth herein, the pending Election Contest with respect to the removal and election of directors at the April 2006 Special Meeting is hereby terminated. The Steel Parties hereby withdraw their request for and proposals for such April 2006 Special Meeting, including each of their proposed nominees for election to the Board of Directors. The April 2006 Special Meeting shall be cancelled.

3.2 Simultaneously with the execution and delivery of this Agreement, the Steel Parties will provide NOVT with information regarding Messrs. Howard, Quicke and Toboroff to enable NOVT to file an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder (a “14(f) Statement”) describing, among other things, the matters set forth in this Agreement. As promptly as practicable after the execution and delivery of this Agreement but no later than March 21, 2006, NOVT shall file a 14(f) Statement and transmit the 14(f) Statement to the shareholders of NOVT. On the later of (x) the tenth calendar day after the date of filing and dissemination to NOVT’s shareholders of the 14(f) Statement in accordance with Section 14(f) of the Exchange Act or such later date as may be required to comply with (and NOVT shall use its best efforts to comply) any comments of the staff of the SEC and (y) the filing by NOVT with the SEC of NOVT’s Annual Report on Form 10-K for the twelve months ended December 31, 2005, but in no event later than April 17, 2006 (such later date, the “Effective Date”), (i) the size of the Board of Directors shall be reduced from seven to four directors, (ii) Mr. Toboroff shall be appointed, effective as of the Effective Date, as a Class I director of the Board of Directors, (iii) Mr. Quicke shall be appointed, effective as of the Effective Date, as a Class II director of the Board of Directors, (iv) Mr. Howard shall be appointed, effective as of the Effective Date, as a Class III director of the Board of Directors, and (v) with the exception of Mr. Whitmer, who shall remain a Class I director of the Board of Directors, each member of the Board of Directors as of the date of this Agreement shall resign effective as of the Effective Date in accordance with the applicable NOVT Party Undertaking Letter. As a result of such actions, as of the Effective Date, the Board of Directors shall consist of Messrs. Howard, Quicke, Whitmer and Toboroff.

3.3 Subject to the fiduciary duties of the members of the Board of Directors and Section 3.4 below, Messrs. Toboroff and Whitmer shall stand for election as members of the Board of Directors at NOVT’s next annual meeting of shareholders (or special meeting in lieu of an annual meeting) (the “Annual Meeting”), and the Steel Parties in their capacity as shareholders agree to support the nomination and election of both such directors at the Annual Meeting and to cause the Steel Shares to be voted in favor of the election of both such Class I nominees.

3.4 If Mr. Toboroff elects not to or is unable to stand for election to the Board of Directors at the Annual Meeting, then the Board of Directors shall nominate a new person in his place reasonably acceptable to the Steel Parties. If Mr. Whitmer elects not to or is unable to stand for election to the Board of Directors at the Annual Meeting, then the Board of Directors shall nominate in his place a nominee who would qualify as an independent director as defined in Nasdaq Marketplace Rule 4200(a)(15).

3.5 The Steel Parties agree that NOVT shall continue after the Effective Date to have an audit committee of the Board of Directors so long as required under SEC rules, and the Steel Parties agree to support Mr. Whitmer’s continued membership on such audit committee so long as he remains a director of NOVT and remains eligible to serve on such audit committee.

Section 4. RELEASES.

4.1 RELEASE BY THE NOVT PARTIES OF THE STEEL PARTIES. By virtue of the execution and delivery of the NOVT Party Undertaking Letter, each of the NOVT Parties, on behalf of each such NOVT Party and each of their heirs, executors and administrators, releases and discharges each of the Steel Parties, and each of their heirs, executors, administrators, affiliates, successors and assigns (together, the “Steel Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or equity (sometimes hereafter collectively referred to as “Claims”), which against the Steel Releasees, each of the NOVT Parties and their heirs, executors and administrators ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, that (a) nothing in this Section 4.1 shall release or discharge NOVT, (b) the foregoing release shall not extend to any Claims arising from the breach or the claimed breach of this Agreement by any of the Steel Parties, and (c) NOVT shall not constitute a Steel Releasee or an affiliate of any of the Steel Parties or an affiliate of any of the NOVT Parties for purposes of any provision of this Agreement or the NOVT Party Undertaking Letters.

4.2 RELEASE BY THE STEEL PARTIES OF THE NOVT PARTIES. Each of the Steel Parties, on behalf of each such Steel Party and each of their successors and assigns, or heirs, executors and administrators, as applicable, releases and discharges each of the NOVT Parties, and each of their heirs, executors, administrators, affiliates, successors and assigns (together, the “NOVT Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or equity, which against the NOVT Releasees, each of the Steel Parties and their affiliates, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. The foregoing release shall not extend to any Claims arising from (a) the breach or the claimed breach of this Agreement or a NOVT Party Undertaking Letter by any of the NOVT Parties, or (b) as to any Steel Party (who is a party hereto) in any capacity other than as a shareholder of NOVT or a nominee to the Board of Directors of NOVT.

4.3 LIMITED RELEASE BY NOVT OF THE STEEL PARTIES AND THE NOVT PARTIES. NOVT, on behalf of itself and each of its subsidiaries, affiliates, successors and assigns, releases and discharges each of the Steel Releasees and each of the NOVT Releasees from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or equity, which against the Steel Releasees or NOVT Releasees, NOVT and its subsidiaries, affiliates, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement relating to or arising from matters set forth in SEC filings made in connection with the Proxy Contest or the Election Contest. The foregoing release shall not extend to any Claims arising from the breach or the claimed breach of this Agreement by any of the Steel Parties or the breach or claimed breach of this Agreement or a NOVT Party Undertaking Letter by any of the NOVT Parties.

Section 5. REIMBURSEMENT OF EXPENSES. Immediately prior to the Effective Date, or as promptly thereafter as is practicable, NOVT shall transfer by wire transfer, in accordance with instructions provided by a representative of the Steel Parties to NOVT, $232,912.75 in cash, as reimbursement for actual out-of-pocket expenses incurred by the Steel Parties for outside services, as set forth in appropriate documentation provided to NOVT prior to the execution and delivery of this Agreement, in connection with or relating to the Proxy Contest and the Election Contest, including but not limited to fees and expenses relating to the costs of solicitation and preparation of proxy material and the preparation of this Agreement.

Section 6. PUBLIC ANNOUNCEMENTS; MUTUAL NON-DISPARAGEMENT.

6.1 Upon execution and delivery of this Agreement, NOVT and the Steel Parties shall issue a joint press release in the form attached hereto as Exhibit B. Neither NOVT, the NOVT Parties, nor the Steel Parties, nor any of their affiliates, will make any public statements that would have a prohibited effect under Section 6.2 hereof.

6.2 For a period of three years from and after the date hereof, each of NOVT, the Steel Parties and, by virtue of the execution and delivery of the NOVT Party Undertaking Letters, the NOVT Parties, on behalf of themselves and their officers, directors, partners, managers, members, and agents with actual authority to speak for them with regard to the Proxy Contest or to the Election Contest being terminated pursuant to Section 3.1 hereof, expressly acknowledges, agrees, and covenants that he, she or it will not make any statements, comments, or communications that are reasonably likely to be considered to be disparaging of or derogatory or detrimental to, the good name or business reputation of, in the case of NOVT and the NOVT Parties, the Steel Parties, and, in the case of NOVT and the Steel Parties, the NOVT Parties, or in each case any of their respective members, partners, officers, directors, employees or representatives (including statements relating to the circumstances leading up to and including the execution and delivery of this Agreement). Where applicable, this mutual non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. Each of NOVT, the Steel Parties and, by virtue of the execution and delivery of the NOVT Party Undertaking Letters, the NOVT Parties further agree he, she or it will not knowingly encourage or solicit any such statements, comments, or communications. Nothing in this Section 6.2 shall limit the ability of any member of the Board of Directors from and after the Effective Date from taking any action required to carry out his or her fiduciary duty.

Section 7. MUTUAL COOPERATION.

7.1 The parties hereto agree to cooperate reasonably and in good faith with each other regarding the orderly transition of the Board of Directors to the new composition described in Section 3.2 hereof and in transferring corporate records and instruments from existing employees and officers to any newly hired or appointed employees and officers. NOVT shall cause its officers and employees to comply with the covenant in this Section 7.1.

Section 8. HONORING OF EXISTING NOVT ARRANGEMENTS.

8.1 The parties hereto agree that, from and after the Effective Date, NOVT shall remain obligated to fulfill and honor, in accordance with their terms, all employee benefit plans, agreements and arrangements of NOVT and any of its subsidiaries which have been included as exhibits prior to the date hereof in NOVT’s publicly-filed SEC reports.

8.2 For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall diminish or adversely affect any right of the NOVT Parties to indemnification to which any NOVT Party is legally entitled pursuant to any indemnification agreement between NOVT and any NOVT Party prior to the date of this Agreement and any indemnification provisions under NOVT’s articles of incorporation or bylaws, as amended, as in effect on the date hereof.

8.3 The parties hereto agree that, from and after the Effective Date, all director and officer liability insurance policies and coverages (including tail coverages) of NOVT currently in effect that have been fully paid and funded for their respective terms in effect as of the date hereof shall not be cancelled or modified by NOVT.

Section 9. MISCELLANEOUS.

9.1 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner render invalid or unenforceable any other provisions of this Agreement.

9.2 CONSENT TO JURISDICTION. Each of the parties hereto, and, by virtue of the execution and delivery of the NOVT Party Undertaking Letters, each of the NOVT Parties, hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of Florida for the purposes of any action or proceeding (each an “Action”) arising out of or relating to this Agreement and hereby waives, and agrees not to assert in any such action or proceeding that it, he or she is not personally subject to the jurisdiction of such courts, that such Action is brought in an inconvenient forum or that the venue is improper. Each of the parties hereto, and, by virtue of the execution and delivery of the NOVT Party Undertaking Letters, each of the NOVT Parties, consents to process being served in any such Action by mailing a copy thereof to the address in effect for notices to it, him or her under this Agreement (or the NOVT Party Undertaking Agreements) and agrees that such service upon receipt shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve legal process in any other manner permitted by law.

9.3 GOVERNING LAW. This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to principles of conflicts of law.

9.4 ENTIRE AGREEMENT. This Agreement and the exhibits hereto set forth the entire understanding of the parties in respect of the specific matters contemplated herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties hereto relating to the subject matter hereof.

9.5 AMENDMENTS AND WAIVERS TO BE IN WRITING. This Agreement (and the NOVT Party Undertaking Letters) may not be amended, modified or changed, and none of the terms, covenants, representations, warranties or conditions hereof may be waived, except by a written instrument signed by the party against whom enforcement of any change or modification is sought, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement or the NOVT Party Undertaking Letters shall in no manner affect the right at a later time to enforce same.

9.6 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or delivered by telecopy (with confirmation of transmission) on a business day during normal business hours at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

If to NOVT:

NOVT Corporation

4350 International Boulevard

Norcross, Georgia 30093

Attn: Chief Executive Officer

Facsimile: (770) 717-1283

If to The Steel Parties:

Jack Howard

Steel Partners II, L.P.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Facsimile: (212) 758-5789

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steven Wolosky

Facsimile: (212) 451-2222

If to a NOVT Party:

To the address set forth in the applicable NOVT Party Undertaking Letter of such NOVT Party.

9.7 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

9.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.9 FURTHER ASSURANCES. The parties hereto, and, by virtue of the execution and delivery of the NOVT Party Undertaking Letters, each of the NOVT Parties, shall execute and deliver such further documents and do such further acts as any party hereto (or any of the NOVT Parties) shall reasonably require in order to assure and confirm to the parties hereto (or any of the NOVT Parties) the rights hereby created or to facilitate the full performance of the terms of this Agreement (and the NOVT Party Undertaking Letters).

9.10 COUNTERPARTS. This Agreement may be executed and delivered in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which such counterparts shall constitute but one and the same agreement. A facsimile signature shall be deemed an original.

9.11 ASSIGNMENT. Neither this Agreement nor any rights hereunder may be assigned by either party in whole or in part, without the prior written consent of the other party.

9.12 EXPENSES. Except as provided in Section 5 of this Agreement or as otherwise agreed to by the parties in writing, NOVT and the Steel Parties shall pay all of their own expenses incurred in connection with the implementation of this Agreement. Each party hereto has retained its own counsel and such counsel has advised each party with respect to the subject matter of this Agreement.

9.13 THIRD-PARTY BENEFICIARIES. Each of the NOVT Parties shall be third-party beneficiaries with respect to Sections 4.2, 4.3, 6.1, 6.2, 8.1, 8.2 and 8.3 and any applicable provisions of Section 9 of this Agreement. Each of the NOVT Releasees (to the extent not otherwise covered by the first sentence of this Section 9.13) shall be third-party beneficiaries with respect to Sections 4.2 and 4.3 and any applicable provisions of Section 9 of this Agreement. Each of the Steel Releasees other than the Steel Parties (who are parties hereto) shall be third-party beneficiaries with respect to Sections 4.1 and 4.3 and any applicable provisions of Section 9 of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date hereof.

NOVT CORPORATION

NOVT CORPORATION

By:	/s/ Alfred J. Novak
Name:	Alfred J. Novak
Title:	President and Chief Executive Officer

THE STEEL PARTIES:

STEEL PARTNERS II, L.P.

By:	Steel Partners, L.L.C., General Partner

By:	/s/ Warren Lichtenstein
Name:	Warren Lichtenstein
Title:	Chairman

J.L. HOWARD, INC.

By:	/s/ Jack L. Howard
Name:
Title:

STEEL PARTNERS, L.L.C.

By:	/s/ Warren Lichtenstein
Name:
Title:

WARREN G. LICHTENSTEIN

/s/ Warren G. Lichtenstein

JACK L. HOWARD

/s/ Jack L. Howard

JOHN QUICKE

/s/ John Quicke

JAMES HENDERSON

/s/ James Henderson

JOSHUA SCHECHTER

/s/ Joshua Schechter

HARVEY J. BAZAAR

/s/ Harvey J. Bazaar

LEONARD TOBOROFF

/s/ Leonard Toboroff

THE NOVOSTE FULL VALUE COMMITTEE

By:	/s/ Warren Lichtenstein
Name:	Warren Lichtenstein